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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or

               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

    VEITIA              TRESA                      N
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   (Last)               (First)                 (Middle)

   250 PARK AVENUE S.  SUITE 200
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                                    (Street)

    WINTER PARK           FL                  32789
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

  INTERNATIONAL ASSETS HOLDING CORPORATION -- IAAC
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

     MARCH, 2000

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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


         CORPORATE VICE PRESIDENT
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.

                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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INTERNATIONAL ASSETS
HOLDING CORPORATION                   03/24/00        D              242          A              2,662           D
COMMON

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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STOCK OPTION(1)    $11.625   03/10/00  J         1000        03/10/01  03/10/10  COMMON  1000   $11.625    1,000     D
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STOCK OPTION(2)     $2.738   03/24/00  J              8250   12/11/99  12/11/06  COMMON  8250              1,000     D
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STOCK OPTION(2)      2.512   03/24/00  J         8993        12/11/99  12/11/06  COMMON  8993              9,993     D
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STOCK OPTION(2)     $7.8125  03/24/00  J              5000   12/09/02  12/09/09  COMMON  5000              9,993     D
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STOCK OPTION(2)      7.167   03/24/00  J         5450        12/09/02  12/09/09  COMMON  5450             15,443     D
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Explanation of Responses: (1) 20% of option becomes exercisable on 03/10/01, 03/10/02, 03/10/03, 03/10/04 and 03/10/05.

(2) To adjust exercise price of optons and number of option shares due to stock dividend.



   /S/  TRESA N. VEITIA                                       4/07/00
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.